STATEMENT OF RIGHTS AND PREFERENCES
OF
SERIES B PREFERRED STOCK
OF
PRECOM TECHNOLOGY, INC.


PRECOM TECHNOLOGY, INC., a Florida corporation (the "Corporation"), certifies that pursuant to the authority contained in its Certificate of Incorporation (the "Certificate of
Incorporation") and in accordance with the provisions of Florida Business Corporation Act, the
Board of Directors of the Corporation (the "Board of Directors") by written consent dated as of
June 30, 2002, duly adopted the following recitals and resolutions, which resolutions remain in full force and effect on the date hereof.

WHEREAS, the Certificate of Incorporation has authorized the issuance of 10,000,000 shares of
Preferred Stock having a no par value (the "Preferred Stock");

WHEREAS, the Certificate of Incorporation has vested the Board of Directors with authority to provide for the issuance of the Preferred Stock in such series, with such voting rights and such designations, preferences, qualifications, privileges, limitations, options, conversion rights and other special rights as shall be stated in the resolutions providing for the issuance of such shares;

WHEREAS, the Corporation has entered that certain Subscription Agreement, dated June 30,
2002 (the "Subscription Agreement"), between the Corporation and Concilium Prospect Capital
Partners, L.P. (the "Fund") pursuant to which the Corporation is to issue 5,000,000 shares of preferred stock to the Fund in exchange for an interest in the Fund equal to $10 million; and

WHEREAS, the Board of Directors desires to establish and designate a series of the Preferred
Stock and to fix the voting rights and preferences, qualifications, privileges, limitations, options, conversion rights and other special rights of such series pursuant to the Subscription Agreement.

NOW, THEREFORE, be it,

RESOLVED, that the Board of Directors hereby establishes a series of the Preferred Stock consisting of 5,000,000 shares, having no par value, to be designated the "Series B Preferred
Stock" (the "Series B Preferred Stock"); and

FURTHER RESOLVED, that the Corporation is hereby authorized to issue such shares of
Series B Preferred Stock from time to time and for the consideration recited in the Subscription
Agreement and on such terms as the Board of Directors shall determine; and that, subject to the limitations provided by law and by the Certificate of Incorporation, the voting rights, preferences, qualifications, privileges, limitations, options, conversion rights and other special rights of the Series B Preferred Stock shall be as follows:

1. Dividend Rights. The holders of shares of Series B Preferred Stock shall be entitled to receive as dividends per share an amount equal to the dividend, if any, payable to the common stock, par value $0.001, of the Corporation (the "Common Stock") on a per share basis. No other dividends shall be payable on or with respect to the Series B Preferred Stock.

2. Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the shares of Series B Preferred
Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, prior and in preference to any distribution of any of the assets of the
Corporation to the holders of any common stock or any other class or series of capital stock ranking junior to the Series B Preferred Stock, but on an equal basis with any other series of preferred stock now or hereafter outstanding, a n amount in cash per outstanding share of the
Series B Preferred Stock equal to $2.00 (the "Series B Liquidation Preference"). If the assets of the Corporation are not sufficient to pay in full the Series B Liquidation Preference payable to the holders of outstanding shares of Series B Preferred Stock and the liquidation preference of all other securities that rank pari passu with the Series B Preferred Stock, then the holders of all such shares shall share ratably in such distribution of assets in proportion to the amount which would be payable on such distribution if the Series B Liquidation Preference to which the holders of outstanding shares of Series B Preferred Stock and the liquidation preferences to which the holders of other securities that rank pari passu with the Series B Preferred Stock are entitled were paid in full. Upon any such liquidation, dissolution or winding up of the
Corporation, after the holders of Series B Preferred Stock shall have been paid in full their Series
B Liquidation Preference, the holders of shares of Series B Preferred Stock shall not be entitled to share in any further distribution of assets. For the purposes of this Section 2, the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property, assets or outstanding equity securities of the Corporation or the merger or consolidation of the Corporation with one or more corporations shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the
Corporation. Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, stating the payment date and the place where the distributable amount shall be payable, shall be given by mail, postage prepaid, not less than 60 days prior to the payment date stated therein, to the holders of record of the Series B Preferred
Stock at their respective addresses as the same shall then appear on the books of the Corporation.

3. Conversion. The holders of the Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

a. Right to Convert. The shares of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance thereof into such whole number of fully paid and non-assessable shares of Common Stock of the Corporation with a market value at the time of conversion sufficient to meet the capital call of the Fund, as defined and set forth in the Limited Partnership Agreement of Concilium Prospect Capital Partners, L.P., signed by the Corporation on June 30, 2002 (the "Partnership Agreement"), up to a maximum conversion value of $10 million. The per share value of the Common Stock of the Corporation to be issued upon conversion shall be determined by reference to the average closing price of the
Common Stock on such national market on which the Common Stock is traded, for the five trading days prior to the valuation date on which there has been trading activity, as determined solely by the Corporation.

b. Mechanics of Conversion. In order to convert shares of Series B Preferred Stock into shares of Common Stock, each holder shall surrender the certificate or certificates for the Series
B Preferred Stock, duly endorsed, at the office of the Corporation and shall give written notice to the Corporation of the election to convert the same, and shall comply fully with the terms of the Partnership Agreement. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid at that time. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted.

c. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock.

d. Notices. Any notice required by the provisions of this Section 3 to be given to the holders of shares of Series B Preferred Stock, shall be deemed given if deposited in the United
States mail, postage prepaid, or delivered to an express courier, and addressed to each holder of record at the holder's address appearing on the books of the Corporation.

4. Voting Rights. The holders of shares of Series B Preferred Stock shall have no voting rights whatsoever.

5. Status of Converted Stock. In the event any shares of Series B Preferred Stock shall be converted pursuant to the terms hereof, the shares so converted, redeemed or repurchased shall be cancelled and shall revert to the category of authorized but unissued shares of Preferred Stock by the Corporation

6. Registration Rights. The Corporation shall include the Series B Preferred Stock, and the
Common Stock into which the Series B Preferred Stock is convertible, in the next available registration statement first filed with the SEC after the date of issuance of the Series B Preferred
Stock.
IN WITNESS WHEREOF, Precom Technology, Inc. has caused this Statement to be signed by its President as of the 30th day of June, 2002.

PRECOM TECHNOLOGY, INC.




By: ___/s/ Robert J. Hipple_________________________________
       Robert J. Hipple, President
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